Exhibit 99.1

Rogers Corporation Appoints Janice Stipp CFO

ROGERS, Conn.--(BUSINESS WIRE)--November 9, 2015--Rogers Corporation (NYSE:ROG), a global leader in engineered materials solutions, announced today that Janice Stipp has been appointed the Company’s new Chief Financial Officer. Stipp replaces David Mathieson, who recently announced his retirement.

Stipp brings more than 29 years of financial leadership to Rogers, including 10 years in CFO roles. She has broad experience in the manufacturing, technology and automotive industries with publicly traded, global corporations as well as with private equity firms. Most recently, she served as Executive Vice President, CFO and Treasurer at Tecumseh Products Company, a publicly traded global leader in the refrigeration and air conditioning industry. While serving in her private equity roles, she was responsible for M&A activities, as well as driving substantial revenue growth in aggressive time frames. Prior to becoming an executive, she spent 13 years with General Motors where she held a variety of financial positions in several divisions as a part of their management training program.

Bruce Hoechner, Rogers’ President and CEO commented, “We are very pleased to welcome Janice to Rogers as we look to a future of organic and acquired growth. Her proven leadership in mergers and acquisitions and her success as both a public company and private equity CFO will be a tremendous asset to Rogers. I look forward to working closely with Janice as we continue to execute our proven strategy for long-term growth and profitability.”

A member of the American Institute of Certified Public Accountants (AICPA), Stipp earned a B.A. in accounting from Michigan State University and an MBA from Wayne State University. She will be located at the Rogers corporate office in Rogers, CT.

About Rogers Corporation

Rogers Corporation (NYSE:ROG) is a global leader in engineered materials to power, protect, and connect our world. With more than 180 years of materials science experience, Rogers delivers high-performance solutions that enable clean energy, internet connectivity, safety and protection applications as well as other technologies where reliability is critical. Rogers delivers Power Electronics Solutions for energy-efficient motor drives, vehicle electrification and alternative energy; Elastomeric Material Solutions for sealing, vibration management and impact protection in mobile devices, transportation interiors, industrial equipment and performance apparel; and Advanced Connectivity Solutions for wireless infrastructure, automotive safety and radar systems. Headquartered in Connecticut (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, Hungary, and South Korea, with joint ventures and sales offices worldwide. For more information, visit www.rogerscorp.com.

CONTACT:
Investor Contact:
Rogers Corporation
William J. Tryon, 860-779-4037
Director, Investor and Public Relations
FAX: 860-779-5509
william.tryon@rogerscorp.com